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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members
First Wind Holdings LLC,
    (formerly known as UPC Wind Partners, LLC):

        We consent to the use of our report dated July 29, 2008, with respect to the consolidated balance sheets of First Wind Holdings, LLC (formerly UPC Wind Partners, LLC) and subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of operations, members' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 2007, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative operating cash flows, has an accumulated deficit amounting to $116.4 million as of December 31, 2007, and does not have sufficient resources available to meet its funding needs through January 1, 2009. Those conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts
July 31, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm